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                                                                    EXHIBIT 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

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
                                                                    Year Ended December 31
                                                           ---------------------------------------
                                                               2005          2004          2003
                                                           -----------   -----------   -----------
Net earnings applicable to common shareholders - basic     $ 1,204,401   $ 1,587,620   $   (27,254)
Add: Dividend to preferred shareholders                        140,890        86,400            --
                                                           -----------   -----------   -----------
Net earnings - diluted                                     $ 1,345,291   $ 1,674,020   $   (27,254)
                                                           ===========   ===========   ===========
Weighted average common shares outstanding - basic          12,780,724    12,503,345    12,332,363
Common share equivalents relating to stock options,
   warrants and preferred stock                              4,148,912     3,647,672            --
                                                           -----------   -----------   -----------
Adjusted common and common equivalent shares for diluted
   computation                                              16,929,636    16,151,017    12,332,363
                                                           ===========   ===========   ===========
Net Earnings Per Share:
   Basic                                                   $      0.09   $      0.13   $      0.00
   Diluted                                                 $      0.08   $      0.10   $      0.00
Anti-dilutive options, warrants and preferred stock not
   included in the diluted earnings per share
   computations                                                517,163       400,100       491,000
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